Exhibit 10.24

AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, the parties hereto desire to amend all outstanding Non-Qualified Stock Option Agreements (collectively, the “Agreement”), by and between DIGITAL RIVER, INC., a Delaware corporation (the “Company”), and [name of Optionee].

NOW, THEREFORE, effective as of the date hereof, the Agreement is hereby amended to include the following provisions:

1.             Special Acceleration.

(a)           Notwithstanding any provision in the Agreement or the plan pursuant to which the Agreement was issued (the “Plan”) to the contrary, upon a Change in Control (as defined in Section 1(b)), the vesting of this Option shall be accelerated in full and the Option shall be fully exercisable.

(b)           For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:  (A)  individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board (or directors elected by the process set forth in this clause (A)), shall be, for purposes of this clause (A), considered as though he were a member of the Incumbent Board; or (B) a sale of all or substantially all of the assets of the Company, (C) a plan of reorganization, merger or consolidation or similar transaction occurs in which the stockholders of the Company prior to such transaction do not continue to hold, as a result of shares of capital stock of the Company held by them prior to such transaction, a majority of the voting power of the capital stock of the surviving corporation or entity; (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more entities as a result of which the outstanding shares of the class of securities then subject to such a plan or transaction are subsequently exchanged for or converted into cash or property or securities not issued by the Company shall be distributed; or (E) a tender offer is completed for 50% or more of the voting securities of the Company then outstanding.

(c)           If any payment or benefit the Optionee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Optionee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Optionee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Options; reduction of employee benefits.  In the event that acceleration of vesting of Option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Optionee’s options (i.e., earliest granted option cancelled last) unless the Optionee elects in writing a different order for cancellation.

The Company shall appoint a nationally recognized accounting firm to perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Optionee and the Company within fifteen (15) calendar days after the date on which the Optionee’s right to a Payment is triggered (if requested at that time by the Optionee or the Company) or such other time as requested by the Optionee or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Optionee and the Company with an opinion reasonably acceptable to the Optionee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Optionee and the Company.

I acknowledge by my signature below that I understand that any acceleration of benefits under this Section 1 is likely to trigger excise tax obligations, as described above, under the Internal Revenue Code.

Except as otherwise provided herein, the Agreement is hereby ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this           day of August, 2005.

DIGITAL RIVER, INC.

By:
Joel A. Ronning
Chief Executive Officer

“OPTIONEE”